As filed with the Securities and Exchange Commission on November 16, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Tyco International Ltd.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0390500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Tyco International Ltd.

Freir Platz 10

CH-8200 Schaffhausen, Switzerland

41-52-633-02-44

(Address of Principal Executive Offices)

Tyco International Ltd. 2012 Stock and Incentive Plan

(Full Title of the Plan)

Judith A. Reinsdorf

Executive Vice President and General Counsel

Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

(609) 720-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common shares, par value CHF 6.70 per share	50,000,000	$26.63	$1,331,500,000	$181,616.60

(1) This Registration Statement relates to 50,000,000 common shares, par value CHF 6.70 per share (the “Common Shares’), of Tyco International Ltd. (the “Company” or “Registrant”) issuable under the Tyco International Ltd. 2012 Stock and Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on November 15, 2012.

EXPLANATORY NOTE

This registration statement relates to common shares, par value CHF 6.70 per share, of the Company to be issued pursuant to the Tyco International Ltd. 2012 Stock and Incentive Plan (the “Plan”), which Common Shares were authorized to be issued under the Plan by the Company’s Board of Directors on July 12, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Tyco International Ltd. 2012 Stock and Incentive Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents  filed with the Securities and Exchange Commission (the “Commission”) by The Company are hereby incorporated by reference in this Registration Statement:

(a)                                 the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2012; and

(b)                                 The description of Tyco’s common stock included in the registration statement on Form S-4 (Registration No. 333-156042) filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of association provide that it shall indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the board of directors or an officer of the Company, or while serving as a member of the board of directors or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as member of the board of directors or officers.

The Company many advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Articles of Associations of Tyco International Ltd. (incorporated by reference to Exhibit 3.1 to Tyco International Ltd.’s Current Report on Form 8-K filed on May 14, 2010)

4.2	Organizational Regulations of Tyco International Ltd. (incorporated by reference to Exhibit 3.2 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009)

4.3	Tyco International Ltd. 2012 Stock and Incentive Plan (incorporated by reference to Exhibit 10.4 to Tyco International Ltd.’s Current Report on Form 8-K filed on October 1, 2012)

5.1*	Opinion of Vischer Ltd.

23.1*	Consent of Vischer Ltd. (included as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney

* Filed herewith

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, State of New Jersey, on November 16, 2012.

TYCO INTERNATIONAL LTD.

By:	/s/ Arun Nayar
	Name:	Arun Nayar
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 16, 2012.

Name	Title

/s/ George R. Oliver	Chief Executive Officer and Director (Principal Executive Officer)
Name: George R. Oliver

/s/ Arun Nayar	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Name: Arun Nayar

/s/ Sam Eldessouky	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Name: Sam Eldessouky

*	Director
Name: Edward D. Breen

*	Director
Name: Michael E. Daniels

*	Director
Name: Frank M. Drendel

*	Director
Name: Brian Duperreault

*	Director
Name: Rajiv L. Gupta

*	Director
Name: John A. Krol

*	Director
Name: Brendan R. O’Neill

*	Director
Name: William S. Stavropoulos

*	Director
Name: Sandra S. Wijnberg

*	Director
Name: R. David Yost

*By:	/s/ Judith A. Reinsdorf
Name:	Judith A. Reinsdorf
Title:	Executive Vice President and General Counsel